Exhibit 99

RPC, Inc. Announces Delay in Reporting of First Quarter 2020 Financial Results and Discloses Unaudited Financial Highlights

ATLANTA, April 28, 2020 - RPC, Inc. (NYSE: RES) announced that its earnings release for the first quarter ended March 31, 2020, previously scheduled for tomorrow morning, has been postponed. RPC anticipates that its earnings announcement and conference call will be held on or prior to the Securities and Exchange Commission deadline of May 11, 2020 for the filing of its first quarter 2020 Form 10-Q. An announcement confirming the date, time and call-in information of RPC’s earnings announcement and conference call will be provided prior to that time.

During the first quarter of 2020, RPC, along with the rest of the U.S. domestic oilfield, experienced a swift, unexpected downturn in business conditions due to the impacts of the OPEC dispute and the COVID-19 pandemic. Because of the potential near-term weakness in its financial results, RPC continues to quantify the impact of these factors on the fair value of its assets but has not finalized its conclusions. Our conclusions regarding impairment related to the fair value of RPC’s assets will be finalized shortly.

Several quarterly financial highlights are shown below:

•	First quarter revenues were $243.8 million, a decrease of 27.2 percent compared to the first quarter of 2019, but an increase of 3.3 percent compared to the fourth quarter of 2019.
•	Cost of revenues during the first quarter of 2020 was $181.9 million, or 74.6 percent of revenues, compared to $252.4 million, or 75.4 percent of revenues, during the first quarter of 2019. Compared to the fourth quarter of 2019, cost of revenues as a percentage of revenues decreased slightly, from 75.0 percent in the fourth quarter of 2019 to 74.6 percent in the first quarter of 2020, due to increased utilization and improved operational efficiencies.
•	Selling, general and administrative expenses were $36.5 million in the first quarter of 2020 compared to $45.4 million in the first quarter of 2019, and $36.8 million in the fourth quarter of 2019.
•	As announced, the Compensation Committee of the Board of Directors today approved a reduction in the base salary for its Named Executive Officers. The salary reduction of 25 percent will be implemented as of May 1, 2020.
•	Since March 31, 2020, RPC has reduced headcount by 25 percent through a combination of layoffs and furloughs, which will reduce total employment costs by approximately $60 million on an annualized basis.
•	First quarter 2020 capital expenditures were $25 million. We currently estimate total 2020 capital expenditures to be approximately $50 million.

•	We ended the quarter with $82.6 million in cash and continue to maintain a debt-free balance sheet.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found at rpc.net.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including all statements that look forward in time or express management’s beliefs, expectations or hopes. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Such statements include the potential weakness in RPC’s near-term financial results caused by the OPEC dispute and the COVID-19 pandemic, the timing of RPC’s conclusions regarding the impact of these factors on the fair value of its assets, the timing of the reporting of its financial results for the first quarter ended March 31, 2020, and its estimated capital expenditures for 2020. A discussion of factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in RPC's Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2019.

For information about RPC, Inc., please contact:

Ben M. Palmer	Jim Landers
Chief Financial Officer	Vice President, Corporate Finance
(404) 321-2140	(404) 321-2162
irdept@rpc.net	jlanders@rpc.net